Exhibit 99.1

NRG Energy, Inc. Reports First Quarter 2021 Results

•Winter Storm Uri expected net impact of $500 to $700 million
•Reinstating 2021 Adjusted EBITDA and FCFbG guidance
•Announced appointment of Alberto Fornaro as Executive Vice President and Chief Financial Officer
•Designated Houston, TX as sole Corporate Headquarters

HOUSTON - May 6, 2021 - NRG Energy, Inc. (NYSE: NRG) today reported a first quarter 2021 net loss of $(82) million, or $(0.33) per diluted common share and Adjusted EBITDA for the first quarter of $567 million.

“NRG is committed to helping Texans recover from the impacts of Winter Storm Uri and working with our stakeholders on lasting solutions to improve resilience in the ERCOT market,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “We remain focused on advancing our customer-centric strategy and strengthening our platform.”

Consolidated Financial Results

	Three Months Ended
($ in millions)	3/31/2021	3/31/2020
Net (Loss)/Income	$(82)	$121
Cash (used)/provided by Operating Activities	$(917)	$208
Adjusted EBITDA[a]	$567	$349
a. Excludes the loss due to Winter Storm Uri of $967 million

Loss from Winter Storm Uri
During the quarter ended March 31, 2021, Winter Storm Uri's financial impact was a loss of $967 million. Based on forecasted expenses and estimated mitigants, the total cash impact from Winter Storm Uri is expected to be in the range of $500 to $700 million over time. The following impacts are further discussed in the related sections below:

($ in millions)	Winter Storm Uri Impact
Net ERCOT settlements and results from other regions	$25
ERCOT shortfall payment (reduced by $90 million for discounting long term payable)	(95)
Uplift and ancillary service charges	(395)
Provision for credit losses for bilateral financial hedging risk	(393)
Provision for credit losses for business counterparty risk	(109)
Total impact to Loss Before Income Taxes for quarter ended March 31, 2021	(967)
Expenses to be incurred beyond March 31, 2021	(8)
Total impact to Loss Before Income Taxes during 2021	(975)
Estimated mitigants	275 - 475
Total net cash flow impact	$ (500) - (700)

Segments Results

Table 1: Net (Loss)/Income

($ in millions)	Three Months Ended
Segment	3/31/2021	3/31/2020
Texas	$(425)	$162
East	353	20
West/Services/Other[a]	(10)	(61)
Net (Loss)/Income	$(82)	$121
a. Includes Corporate segment

Table 2: Adjusted EBITDAa

($ in millions)	Three Months Ended
Segment	3/31/2021	3/31/2020
Texas	$254	$195
East	266	86
West/Services/Other[b]	47	68
Adjusted EBITDA	$567	$349
a. Excludes the loss due to Winter Storm Uri of $967 million
b. Includes Corporate segment

The following discussion of financial results exclude the impact from Winter Storm Uri:

Texas: First quarter Adjusted EBITDA was $254 million, $59 million higher than first quarter of 2020. This increase is driven by the acquisition of Direct Energy as well as lower supply costs, partially offset by a reduction of load due to weather.

East: First quarter Adjusted EBITDA was $266 million, $180 million higher than first quarter of 2020. This increase is driven by the acquisition of Direct Energy, prior year write-down of oil inventory by $29 million, and lower plant operating costs.

West/Services/Other: First quarter Adjusted EBITDA was $47 million, $21 million lower than first quarter of 2020. This decrease is due to the receipt of outage insurance proceeds in 2020 of $30 million and lower equity earnings due to the sale of Agua Caliente in February 2021, partially offset by an increase due to the acquisition of Direct Energy.

Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	05/04/21	03/31/21	12/31/20
Cash and Cash Equivalents	$575	$501	$3,905
Restricted Cash	15	18	6
Total	590	$519	$3,911
Total credit facilities available	3,473	2,724	3,129
Total Liquidity, excluding collateral received	4,063	$3,243	$7,040

As of March 31, 2021, NRG cash was at $0.5 billion, and $2.7 billion was available under the Company’s credit facilities. Total liquidity was $3.2 billion, including restricted cash. Overall liquidity as of the end of the first quarter 2021 was approximately $3.8 billion lower than at the end of 2020, driven by the closing of the $3.6 billion Direct Energy acquisition. As of May 4, 2021, NRG had $4.1 billion of liquidity available to continue to support its operations.

NRG Strategic Developments

Winter Storm Uri
During February 2021, Texas experienced unprecedented cold temperatures for a prolonged duration, resulting in a power emergency, blackouts, and an estimated all-time peak demand of 77 GWs (without load shed). Ahead of the event, NRG launched residential customer communications calling for conservation across all of its brands and initiated residential, commercial and industrial demand response programs to curtail customer load. The Company maximized available generating capacity and brought in additional resources to supplement in-state staff with technical and operating experts from the rest of its U.S. fleet.

During the quarter ended March 31, 2021, Winter Storm Uri's financial impact was a loss of $967 million. The impact is driven by resettlement data, ERCOT system wide counterparty defaults, provisions for credits losses, increased uplift charges to load, ancillary charges and other estimates including results from other regions. The Company expects the total 2021 loss before income tax to be $975 million, and a net cash flow impact of $350-550 million, after deducting $150 million of bill credits owed to large Commercial and Industrial (C&I) customers to be paid in 2022 and $275-475 million of estimated mitigants that the Company is pursuing. These potential offsets include, but are not limited to, customer bad debt mitigation, counterparty default recovery, ERCOT default and uplift regulatory securitization, and one-time cost savings.

In February 2021, NRG announced an initial $10 million commitment to provide relief for Texans impacted by the unprecedented effects of Winter Storm Uri. The relief effort included $3 million in cash donations and $7 million covering in-kind relief efforts and customer assistance. The funding addressed the immediate needs of the community, including food, water, and temporary or damaged housing; providing financial relief for customers through this difficult time; and aiding affected employees. Following the initial announcement, NRG provided additional tranches of financial support totaling over $1.5 million, volunteer support for several community events, and continues to provide assistance to customers.

Sale of 4.8GW of fossil generation assets in East and West regions
On February 28, 2021, the Company entered into a definitive purchase agreement with Generation Bridge, an affiliate of ArcLight Capital Partners, to sell approximately 4,850 MWs of fossil generating assets from its East and West regions of operations for total proceeds of $760 million, subject to standard purchase price adjustments and certain other indemnifications. As part of the transaction, NRG is entering into a tolling agreement for its 866 MW Arthur Kill plant in New York City through April 2025.

The transaction is expected to close in the fourth quarter of 2021, and is subject to various closing conditions, approvals and consents, including Federal Energy Regulatory Commission (FERC), New York State Public Service Commission (NYSPSC), and antitrust review under Hart-Scott-Rodino Act.

Closed sale of remaining ownership in Agua Caliente
On February 3, 2021, the Company completed the sale of its remaining 35% ownership in the Agua Caliente solar project to Clearway Energy for $202 million.

Closed acquisition of Direct Energy
On January 5, 2021, the Company closed on the Direct Energy acquisition, paying an aggregate purchase price of $3.625 billion in cash, plus an initial purchase price adjustment of $77 million. As part of the acquisition, Direct Energy had cash and margin collateral totaling $385 million. The Company funded the acquisition using $715 million of cash on hand, a $166 million draw on its corporate revolver, and approximately $2.9 billion in newly issued secured and unsecured corporate debt. In addition, the Company increased its collective liquidity and collateral facilities by $3.4 billion. The final purchase price adjustment resulted in a reduction of $38 million and the Company is expecting to receive this payment from Centrica during the second quarter.

The Company remains on track to achieve operational and cost synergies of $135 million in 2021 and an annual run-rate of $300 million to be achieved in 2023 by leveraging NRG’s scalable operational platform and best-in-class cost discipline. This includes $51 million from realized synergies in the first quarter of 2021.

Today, NRG announced the designation of Houston, TX as the Company’s sole Corporate Headquarters. The move to a single headquarters simplifies business operations, as a significant portion of the Company’s employees and customers reside in Texas. NRG will maintain regional offices in the markets that it serves as the Company continues to grow. As the company makes progress against Direct Energy integration milestones, it will continue to evaluate real estate needs and consolidate as appropriate.

COVID-19
NRG continues to remain focused on protecting the health and well-being of its employees, while supporting its customers and the communities in which it operates and assuring the continuity of its operations. During 2020, summer-critical office employees returned to the offices and safety protocols were successfully implemented. The Company is currently planning to begin returning certain employees to the offices through a phased approach expected to be completed by the end of summer.

2021 Guidance Reinstated
NRG is reinstating guidance for Adjusted EBITDA, Adjusted Cash from Operations and Free Cash Flow before Growth Investments (FCFbG) for 2021 which excludes the full year impact of Winter Storm Uri.

Table 4: 2021 Adjusted EBITDA, Adjusted Cash from Operations, and FCFbG Guidance

2021
(In millions)	Guidance
Adjusted EBITDA[a]	$2,400 - $2,600
Adjusted Cash Flow From Operations	$1,630 - $1,830
FCFbG	$1,440 - $1,640
a. Non-GAAP financial measure; see Appendix Tables A-4 for GAAP Reconciliation to Net Income (Loss)/Income that excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income (Loss)/Income due to the impact of such fair value adjustments related to derivatives in a given year

Capital Allocation Update
On April 19, 2021, NRG declared a quarterly dividend on the Company's common stock of $0.325 per share, payable on May 17, 2021 to stockholders of record as of May 3, 2021.

In light of the impact of Winter Storm Uri, the Company’s deleveraging program will extend into 2022. The Company remains committed to maintaining a strong balance sheet and continues to work closely with rating agencies to achieve investment grade credit ratings.

The Company's common stock dividend and debt reductions are subject to available capital, market conditions, and compliance with associated laws and regulations.

Earnings Conference Call
On May 6, 2021, NRG will host a conference call at 9:00 a.m. Eastern to discuss these results. Investors, the news media, and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at www.nrg.com and clicking on “Investors” then "Presentations & Webcasts." The webcast will be archived on the site for those unable to listen in real time.

About NRG
At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to millions of customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.
Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, the potential impact of COVID-19 or any other pandemic on the Company’s operations, financial position, risk exposure and liquidity, general economic conditions, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power markets, changes in government or market regulations, the condition of capital markets generally, our ability to access capital markets, cyberterrorism and inadequate cybersecurity, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions, repowerings or asset sales, our ability to implement value enhancing improvements to plant operations and company-wide processes, our ability to achieve our net debt targets our ability to maintain investment grade credit metrics, our ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, our ability to operate our business efficiently, our ability to retain retail customers, our ability to realize value through our commercial operations strategy, the ability to successfully integrate businesses of acquired companies, including Direct Energy, our ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and our ability to execute our Capital Allocation Plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA and free cash flow guidance are estimates as of May 6, 2021. These estimates are based on assumptions the company believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this presentation should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Candice Adams	Kevin L. Cole, CFA
609.524.5428	609.524.4526

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2021	2020
Operating Revenues
Total operating revenues	$8,091	$2,019
Operating Costs and Expenses
Cost of operations	6,864	1,457
Depreciation and amortization	317	109
Selling, general and administrative costs	330	190
Provision for credit losses	611	24
Acquisition-related transaction and integration costs	42	1
Total operating costs and expenses	8,164	1,781
Gain on sale of assets	17	6
Operating (Loss)/Income	(56)	244
Other (Expense)/Income
Equity in losses of unconsolidated affiliates	(6)	(11)
Impairment losses on investments	—	(18)
Other income, net	22	27
Interest expense	(127)	(98)
Total other expense	(111)	(100)
(Loss)/Income Before Income Taxes	(167)	144
Income tax (benefit)/expense	(85)	23
Net (Loss)/Income	(82)	121
(Loss)/Income per Share
Weighted average number of common shares outstanding — basic	245	248
(Loss)/Income per Weighted Average Common Share — Basic	$(0.33)	$0.49
Weighted average number of common shares outstanding — diluted	245	249
(Loss)/Income per Weighted Average Common Share — Diluted	$(0.33)	$0.49

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended March 31,
(In millions)	2021	2020
Net (Loss)/Income	$(82)	$121
Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	3	(15)
Other comprehensive income/(loss)	3	(15)
Comprehensive (Loss)/Income	(79)	106

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$501	$3,905
Funds deposited by counterparties	55	19
Restricted cash	18	6
Accounts receivable, net	3,037	904
Inventory	316	327
Derivative instruments	1,816	560
Cash collateral paid in support of energy risk management activities	298	50
Prepayments and other current assets	511	257
Total current assets	6,552	6,028
Property, plant and equipment, net	2,328	2,547
Other Assets
Equity investments in affiliates	162	346
Operating lease right-of-use assets, net	312	301
Goodwill	1,572	579
Intangible assets, net	3,054	668
Nuclear decommissioning trust fund	909	890
Derivative instruments	1,008	261
Deferred income taxes	2,719	3,066
Other non-current assets	625	216
Total other assets	10,361	6,327
Total Assets	$19,241	$14,902
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$831	$1
Current portion of operating lease liabilities	79	69
Accounts payable	2,216	649
Derivative instruments	1,606	499
Cash collateral received in support of energy risk management activities	55	19
Accrued expenses and other current liabilities	1,008	678
Total current liabilities	5,795	1,915
Other Liabilities
Long-term debt and finance lease	8,705	8,691
Non-current operating lease liabilities	280	278
Nuclear decommissioning reserve	308	303
Nuclear decommissioning trust liability	580	565
Derivative instruments	834	385
Deferred income taxes	30	19
Other non-current liabilities	1,192	1,066
Total other liabilities	11,929	11,307
Total Liabilities	17,724	13,222
Commitments and Contingencies
Stockholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 423,519,121 and 423,057,848 shares issued and 244,693,206 and 244,231,933 shares outstanding at March 31, 2021 and December 31, 2020, respectively	4	4
Additional paid-in-capital	8,513	8,517
Accumulated deficit	(1,565)	(1,403)
Less treasury stock, at cost - 178,825,915 at March 31, 2021 and December 31, 2020	(5,232)	(5,232)
Accumulated other comprehensive loss	(203)	(206)
Total Stockholders' Equity	1,517	1,680
Total Liabilities and Stockholders' Equity	$19,241	$14,902

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2021	2020
Cash Flows from Operating Activities
Net (Loss)/Income	$(82)	$121
Adjustments to reconcile net (loss)/income to cash (used)/provided by operating activities:
Distributions from and equity in losses of unconsolidated affiliates	17	16
Depreciation and amortization	317	109
Accretion of asset retirement obligations	3	11
Provision for credit losses	611	24
Amortization of nuclear fuel	13	13
Amortization of financing costs and debt discounts	11	6
Amortization of emissions allowances and energy credits	7	7
Amortization of unearned equity compensation	4	5
Gain on sale and disposal of assets	(18)	(14)
Impairment losses	—	18
Changes in derivative instruments	(902)	(46)
Changes in deferred income taxes and liability for uncertain tax benefits	(71)	19
Changes in collateral deposits in support of energy risk management activities	1	9
Changes in nuclear decommissioning trust liability	15	8
Changes in other working capital	(843)	(98)
Net Cash (Used)/Provided by Operating Activities	(917)	208
Cash Flows from Investing Activities
Payments for acquisitions of businesses, net of cash acquired	(3,482)	—
Capital expenditures	(63)	(66)
Net purchases of emission allowances	(5)	(8)
Investments in nuclear decommissioning trust fund securities	(129)	(121)
Proceeds from the sale of nuclear decommissioning trust fund securities	118	112
Proceeds from sale of assets, net of cash disposed	197	15
Net Cash Used by Investing Activities	(3,364)	(68)
Cash Flows from Financing Activities
Payments of dividends to common stockholders	(80)	(74)
Payments for share repurchase activity	(9)	(179)
Net payments from settlement of acquired derivatives that include financing elements	190	(3)
Net proceeds of Revolving Credit Facility and Receivables Securitization Facilities	825	552
Payments of debt issuance costs	(2)	—
Proceeds from issuance of common stock	1	—
Repayments of long-term debt and finance leases	(1)	(60)
Proceeds from issuance of long-term debt	—	59
Purchase of and distributions to noncontrolling interests from subsidiaries	—	(2)
Net Cash Provided by Financing Activities	924	293
Effect of exchange rate changes on cash and cash equivalents	1	—
Net (Decrease)/increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(3,356)	433
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	3,930	385
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$574	$818

Appendix Table A-1: First Quarter 2021 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net (Loss)/Income:

($ in millions)	Texas	East	West/Services/Other[1]	Corp/Elim	Total
Net (Loss)/Income	(425)	353	69	(79)	(82)
Plus:
Interest expense, net	—	3	—	123	126
Income tax	—	4	1	(90)	(85)
Depreciation and amortization	77	209	24	7	317
ARO Expense	2	3	(2)	—	3
Contract amortization	1	—	—	—	1
EBITDA	(345)	572	92	(39)	280
Winter Storm Uri Impact	1,121	(145)	(11)	2	967
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	20	—	20
Acquisition-related transaction & integration costs	—	14	—	30	44
Deactivation costs	—	—	—	(9)	(9)
Gain on sale of business	—	—	(17)	—	(17)
Other non recurring charges	2	(13)	—	14	3
Mark to market (MtM) (gains)/losses on economic hedges	(524)	(162)	(35)	—	(721)
Adjusted EBITDA	254	266	49	(2)	567
1 Includes International and Generation eliminations

First Quarter 2021 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/Other[1]	Corp/Elim	Total
Operating revenues	3,703	3,829	593	(2)	8,123
Cost of sales	3,606	3,121	456	—	7,183
Economic gross margin[2]	97	708	137	(2)	940
Operations & maintenance and other cost of operations[3]	229	150	55	(1)	433
Selling, marketing, general and administrative	139	147	34	10	330
Provision for credit losses	602	7	2	—	611
Other (income)[4]	(6)	(7)	(14)	(7)	(34)
Winter Storm Uri Impact	(1,121)	145	11	(2)	(967)
Adjusted EBITDA	254	266	49	(2)	567
1 Includes International and Generation eliminations
2 Excludes MtM loss of $721 million and contract amortization of $1 million
3 Excludes deactivation costs of $9 million
4 Excludes acquisition-related transaction & integration costs of $44 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Winter Storm Uri	Other adj.	Adjusted EBITDA
Operating revenues	8,091	—	32	—	(2,660)	13	5,476
Cost of operations	6,431	1	753	—	(3,009)	(2)	4,174
Gross margin	1,660	(1)	(721)	—	349	15	1,302
Operations & maintenance and other cost of operations	433	—	—	(9)	(1)	4	427
Selling, marketing, general & administrative	330	—	—	—	—	15	345
Provision for credit losses	611	—	—	—	(594)	—	17
Other expense/(income)[1]	368	(358)	—	—	(23)	(41)	(54)
Net (Loss)/Income	(82)	357	(721)	9	967	37	567
1 Other adj. includes gain on sale of business of $17 million, and acquisition-related transaction & integration costs of $44 million

Appendix Table A-2: First Quarter 2020 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net (Loss)/Income:

($ in millions)	Texas	East	West/Services/Other[1]	Corp/Elims	Total
Net (Loss)/Income	162	20	45	(106)	121
Plus:
Interest expense, net	—	4	1	89	94
Income tax	—	—	1	22	23
Loss on debt extinguishment	—	1	—	—	1
Depreciation and amortization	59	32	9	9	109
ARO Expense	3	8	—	—	11
Contract amortization	1	—	—	—	1
EBITDA	225	65	56	14	360
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	1	—	24	—	25
Acquisition-related transaction & integration costs	1	—	—	—	1
Reorganization costs	1	—	—	2	3
Deactivation costs	—	—	1	—	1
Gain on sale of business	—	—	—	(15)	(15)
Other non recurring charges	(2)	1	(2)	3	—
Impairments	18	—	—	—	18
Mark to market (MtM) (gains)/losses on economic hedges	(49)	20	(15)	—	(44)
Adjusted EBITDA	195	86	64	4	349
1 Includes International, remaining renewables and Generation eliminations

First Quarter 2020 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/Other[1]	Corp/Elim	Total
Operating revenues	1,358	521	143	(3)	2,019
Cost of sales	830	268	47	—	1,145
Economic gross margin[2]	528	253	96	(3)	874
Operations & maintenance and other cost of operations[3]	204	106	32	(1)	341
Selling, marketing, general & administrative	108	61	13	8	190
Provision for credit losses	23	1	—	—	24
Other (income)[4]	(2)	(1)	(13)	(14)	(30)
Adjusted EBITDA	195	86	64	4	349
1 Includes International, remaining renewables and Generation eliminations
2 Excludes MtM gain of $44 million and contract amortization of $1 million
3 Excludes deactivation costs of $1 million
4 Includes development costs. Excludes $258 million of interest expense, income tax, depreciation and amortization, gain on sale of assets, acquisition related transactions & integration costs, reorganization costs, other non recurring charges, impairments and loss on debt extinguishment

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed financial information	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.	Adjusted EBITDA
Operating revenues	2,019	—	4	—	(4)	2,019
Cost of operations	1,102	(1)	48	—	(4)	1,145
Gross margin	917	1	(44)	—	—	874
Operations & maintenance and other cost of operations	355	—	—	(3)	(11)	341
Selling, marketing, general & administrative	190	—	—	—	—	190
Provision for credit losses	24	—	—	—	—	24
Other expense/(income) [1]	227	(226)	—	—	(31)	(30)
Net (Loss)/Income	121	227	(44)	3	42	349

1 Other adj. includes impairments of $18 million, gain on sale of business of $15 million, acquisition-related transaction & integration costs of $1 million and reorganization costs of $3 million

Appendix Table A-3: First Quarter 2021 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity through first quarter of 2021:

($ in millions)	Three Months Ended March 31, 2021
Sources:
Net proceeds of Revolving Credit Facility and Receivables Securitization Facilities	825
Proceeds from asset sales	197
Net payments from settlement of acquired derivatives that include financing elements	190
Uses:
Cash (used)/provided by Operating Activities	(917)
Payments for acquisition of businesses, net of cash acquired	(3,482)
Decrease in Credit Facility	(405)
Growth investments and acquisitions, net	(14)
Maintenance and Environmental CapEx, net	(49)
Net nuclear decommissioning trust liability	(11)
Share repurchases	(9)
Common Stock Dividends	(80)
Change of Restricted Cash	(12)
Other Investing and Financing	(30)
Change in Total Liquidity	(3,797)

Appendix Table A-4: 2021 Guidance Reconciliation
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net (Loss)/Income, and the calculation of Free Cash Flow before Growth providing reconciliation to Cash from Operations:

2021
($ in millions)	Guidance
Net (Loss)/Income[1]	$ 80-280
Winter Storm Uri	975
Interest expense, net	450
Income tax	55
Depreciation, Amortization, Contract Amortization and ARO Expense	660
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	85
Other Costs[2]	95
Adjusted EBITDA	$ 2,400 - 2,600
Interest payments, net	(460)
Income tax	(25)
Working capital / other assets and liabilities	(315)
Cash (used)/provided by Operating Activities	$ 1,600 - 1,800
Adjustments: Acquired Derivatives, Integration Costs, Return of Capital Dividends, Collateral, GenOn Pension and Other	30
Adjusted Cash flow from Operations	$ 1,630 - 1,830
Maintenance capital expenditures, net	(180) - (195)
Environmental capital expenditures, net	(5) - (10)
Free Cash Flow before Growth	$ 1,440 - 1,640
1 For purposes of guidance fair value adjustments related to derivatives are assumed to be zero
2 Includes deactivation costs and integration expenses

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using

EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.
Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs and changes in the nuclear decommissioning trust liability. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in cash from investing.

Free Cash Flow (before Growth) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, preferred stock dividends and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth as a measure of cash available for discretionary expenditures.
Free Cash Flow before Growth is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth is a performance measure and is not intended to represent net income (loss), cash from operations (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.